The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Registration Statement No. 333-173924
Filed Pursuant to Rule 424(b)(2)

Subject to Completion, dated February 28, 2013
Pricing Supplement to the Prospectus dated June 22, 2011, the Prospectus Supplement dated June 22, 2011 and the Product Supplement dated June 23, 2011

Senior Medium-Term Notes, Series B
Contingent Risk Absolute Return Notes due March 18, 2015
Linked to the iShares® MSCI Emerging Markets Index Fund

•	This pricing supplement relates to an offering of Contingent Risk Absolute Return Notes linked to the iShares® MSCI Emerging Markets Index Fund.

•	An investor in the notes may lose all or a portion of their principal amount at maturity.

•
The notes are designed for investors who seek a 1-to-1 return based on the appreciation in the share price of the Underlying Asset. In addition, if a Barrier Event (as defined below) does not occur, and if the Final Level of the Underlying Asset is less than its Initial Level, you will receive a positive return on your notes equal to the percentage by which that price declines.

•
If a Barrier Event occurs, and the Final Level is less than the Initial Level, investors will lose 1% of their principal amount for each 1% decrease in the price of the Underlying Asset from the pricing date to the valuation date.

•
A “Barrier Event” will occur if the closing price of the Underlying Asset on any trading day from the pricing date to the valuation date is less than the Barrier Level (as defined below), which is expressed as a percentage of the price of the Underlying Asset on the pricing date.

•	The notes will not bear interest.

•	Any payment at maturity is subject to the credit risk of Bank of Montreal.

•	Investing in the notes is not the equivalent of investing in the shares of the Underlying Asset.

•	The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

•	The notes are expected to price on or about March 13, 2013, and to be issued on or about March 18, 2013.

•	Our subsidiary, BMO Capital Markets Corp. (“BMOCM”), is the agent for this offering. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

Specific Terms the Notes:
Underlying Asset	Principal Amount*	Barrier Level (% of Initial Level)*	Initial Level*	CUSIP	Price to Public(1)	Agent’s Commission(1)	Proceeds to Bank of Montreal
iShares® MSCI Emerging Markets Index Fund (EEM)	US$●	[72 – 76]%		06366RML6	100% US$●	0% US$0	% US$●

* The actual principal amount, Initial Level and Barrier Level for the notes will be set on the Pricing Date.
(1)  The price to public specified above is expected to include the profit that we would recognize earned by hedging our exposure under the notes.

Investing in the notes involves risks, including those described in “Selected Risk Considerations” beginning on page P-4 of this pricing supplement, “Additional Risk Factors Relating to the Notes” beginning on page PS-5 of the product supplement, and “Risk Factors” beginning on page S-3 of the prospectus supplement and on page 7 of the prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this pricing supplement, the product supplement, the prospectus supplement or the prospectus.  Any representation to the contrary is a criminal offense.
The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.
We expect to deliver the notes through the facilities of The Depository Trust Company on or about March 18, 2013.

BMO CAPITAL MARKETS

Key Terms of the Notes:

Payment at Maturity:
If the Percentage Change is positive, then the amount that the investors will receive at maturity for each $1,000 in principal amount of the notes will equal:

Principal Amount + (Principal Amount × Percentage Change)

If the Percentage Change is less than or equal to zero, and a Barrier Event has not occurred, then the amount that the investors will receive at maturity for each $1,000 in principal amount of the notes will equal:

Principal Amount + (-1 × Principal Amount × Percentage Change)

In this case, subject to our credit risk, investors will receive a positive return on the notes, even though the price of the Underlying Asset has declined since the pricing date.

If the Percentage Change is less than or equal to zero, and a Barrier Event has occurred, then the amount that the investors will receive at maturity for each $1,000 in principal amount of the notes will equal:

Principal Amount + (Principal Amount × Percentage Change) In this case, investors will lose all or a portion of the principal amount of the notes.

Initial Level:
The closing price of one share of the Underlying Asset on the pricing date.  The Initial Level for the Underlying Asset will be set forth in the final pricing supplement for the notes.  The Initial Level is subject to adjustment if certain events occur relating to the Underlying Asset.

Final Level:	The closing price of one share of the Underlying Asset on the valuation date.

Percentage Change:	Final Level – Initial Level, expressed as a percentage Initial Level

Barrier Event:	A Barrier Event will be deemed to occur if the closing price of the Underlying Asset on any trading day during the Monitoring Period is less than the Barrier Level.

Pricing Date:	On or about March 13, 2013.

Settlement Date:	On or about March 18, 2013.

Valuation Date:	On or about March 13, 2015, subject to adjustments.

Maturity Date:	On or about March 18, 2015, subject to adjustments, resulting in a term to maturity of approximately twenty-four months.

Monitoring Period:	Each trading day from the Pricing Date to, and including, the Valuation Date, excluding any trading day on which a market disruption event has occurred or is continuing.

Monitoring Method:	Close of trading day

Calculation Agent:	BMOCM

Selling Agent:	BMOCM

The pricing date, settlement date, valuation date and maturity date are subject to change. The actual Initial Level, Barrier Level, pricing date, settlement date, valuation date and maturity date for the notes will be set forth in the final pricing supplement.

We may use this pricing supplement in the initial sale of the notes. In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in the notes after their initial sale. Unless our agent or we inform you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

Additional Terms of the Notes

You should read this pricing supplement together with the product supplement dated June 23, 2011, the prospectus supplement dated June 22, 2011 and the prospectus dated June 22, 2011.  This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Relating to the Notes” in the product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement dated June 23, 2011:
http://www.sec.gov/Archives/edgar/data/927971/000121465911002118/f622112424b5.htm

•	Prospectus supplement dated June 22, 2011:
http://www.sec.gov/Archives/edgar/data/927971/000095012311060741/o71090b5e424b5.htm

•	Prospectus dated June 22, 2011:
http://www.sec.gov/Archives/edgar/data/927971/000095012311060730/o71090b2e424b2.htm

Our Central Index Key, or CIK, on the SEC website is 927971.  As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to Bank of Montreal.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Underlying Asset.  These risks are explained in more detail in the “Additional Risk Factors Relating to the Notes” section of the product supplement dated June 23, 2011.

•
Your investment in the notes may result in a loss. — You may lose some or all of your investment in the notes. The payment at maturity will be based on the Final Level, and whether a Barrier Event occurs.  If the closing price of the Underlying Asset is less than the Barrier Level during the Monitoring Period, a Barrier Event will have occurred, and the protection provided by that Barrier Level will terminate. Under these circumstances, you could lose some or all of the principal amount of your notes.

•
The protection provided by a Barrier Level may terminate on any day during the Monitoring Period. — If the closing price of the Underlying Asset on any trading day during the Monitoring Period is less than the Barrier Level, you will be fully exposed at maturity to any decrease in the price of the Underlying Asset.  Under these circumstances, if the Percentage Change on the Valuation Date is less than zero, you will lose 1% (or a fraction thereof) of the principal amount of your investment for every 1% (or a fraction thereof) that the Percentage Change is less than the Initial Level.  You will be subject to this potential loss of principal even if, after the Barrier Event, the level of the Underlying Asset increases above the Barrier Level.

•
Your investment is subject to the credit risk of Bank of Montreal. — Our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay the amount due at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

•
Potential conflicts. — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We or one or more of our affiliates may also engage in trading of shares of the Underlying Asset or securities included in the Underlying Index (as defined below) on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers. Any of these activities could adversely affect the price of the Underlying Asset and, therefore, the market value of the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Underlying Asset. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

•
The inclusion of hedging profits, if any, in the initial price to public of the notes, as well as our hedging costs, is likely to adversely affect the price at which you can sell your notes. — Assuming no change in market conditions or any other relevant factors, the price, if any, at which BMOCM or any other party may be willing to purchase the notes in secondary market transactions may be lower than the initial price to public. The initial price to public will include, and any price quoted to you is likely to exclude, the hedging profits that we expect to earn with respect to hedging our exposure under the notes. In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs.

•
Owning the notes is not the same as owning the Underlying Asset or a security directly linked to the Underlying Asset. — The return on your notes will not reflect the return you would realize if you actually owned the Underlying Asset or a security directly linked to the performance of the Underlying Asset and held that investment for a similar period.  Your notes may trade quite differently from the Underlying Asset.  Changes in the price of the Underlying Asset may not result in comparable changes in the market value of your notes.  Even if the price of the Underlying Asset increases during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent.  It is also possible for the market value of the notes to decrease while the price of the Underlying Asset increases. In addition, any dividends or other distributions paid on the Underlying Asset will not be reflected in the amount payable on the notes.

•
You will not have any ownership rights in the Underlying Asset or any securities held by the Underlying Asset and will have no right to receive any of those shares or other distributions on those securities. — Investing in your notes will not make you a holder of any shares of the Underlying Asset, or any securities held by the Underlying Asset. Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions, or any other rights with respect to the Underlying Asset or those securities held by the Underlying Asset.

•
Changes that affect the index underlying an Underlying Asset will affect the market value of the notes and the amount you will receive at maturity. — The policies of the sponsor (the “Index Sponsor”) of the MSCI Emerging Markets Index (the “Underlying Index” of the Underlying Asset) concerning the calculation of the Underlying Index, additions, deletions or substitutions of the components of the Underlying Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the Underlying Index, and therefore, could affect the share price of the Underlying Asset, the amount payable on the notes at maturity, and the market value of the notes prior to maturity.  The amount payable on the notes and their market value could also be affected if the Index Sponsor changes these policies, for example, by changing the manner in which it calculates the Underlying Index, or if the Index Sponsor discontinues or suspends the calculation or publication of the Underlying Index.

The Index Sponsor is not an affiliate of ours or will not be involved in any offerings of the notes in any way. Consequently, we have no control over the actions of the Index Sponsor, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. The Index Sponsor has no obligation of any sort with respect to the notes. Thus, the Index Sponsor has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the notes. None of our proceeds from any issuance of the notes will be delivered the Index Sponsor.

•
An investment in the notes linked to the iShares® MSCI Emerging Markets Index Fund is subject to risks associated with foreign securities markets. —The Underlying Index tracks the value of certain foreign equity securities.  You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks.  The foreign securities markets comprising the Underlying Index may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets.  Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets.  Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions.  These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region.  Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

•
An investment in the notes linked to the iShares® MSCI Emerging Markets Index Fund is subject to foreign currency exchange rate risk. — The share prices of this fund will fluctuate based upon its net asset value, which will in turn depend in part upon changes in the value of the currencies in which the stocks held by this fund are traded.  Accordingly, investors in the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the stocks held by this fund are traded.  An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar.  If the dollar strengthens against these currencies, the net asset value of this fund will be adversely affected and the price of the Underlying Asset may decrease.

•
Adjustments to the Underlying Asset could adversely affect the notes. — BlackRock, Inc. (collectively with its affiliates, “BlackRock”), in its role as the sponsor and advisor of the Underlying Asset, is responsible for calculating and maintaining the Underlying Asset. BlackRock can add, delete or substitute the stocks comprising the Underlying Asset or make other methodological changes that could change the share price of the Underlying Asset at any time.  If one or more of these events occurs, the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amount payable at maturity and/or the market value of the notes.

•
We and our affiliates do not have any affiliation with the investment advisor of the Underlying Asset and are not responsible for its public disclosure of information. —We and our affiliates are not affiliated with BlackRock in any way and have no ability to control or predict its actions, including any errors in or discontinuance of disclosure regarding its methods or policies relating to the Underlying Asset. BlackRock is not involved in the offering of the notes in any way and has no obligation to consider your interests as an owner of the notes in taking any actions relating to the Underlying Asset that might affect the value of the notes.  Neither we nor any of our affiliates has independently verified the adequacy or accuracy of the information about BlackRock or the Underlying Asset contained in any public disclosure of information.  You, as an investor in the notes, should make your own investigation into the Underlying Asset.

•
The correlation between the performance of the Underlying Asset and the performance of the Underlying Index may be imperfect. — The performance of the Underlying Asset is linked principally to the performance of the Underlying Index. However, because of the potential discrepancies identified in more detail in the product supplement, the return on the Underlying Asset may correlate imperfectly with the return on the Underlying Index.

•
The Underlying Asset is subject to management risks. — The Underlying Asset is subject to management risk, which is the risk that its investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, BlackRock may invest a portion of the Underlying Asset’s assets in securities not included in the relevant industry or sector but which the investment advisor believes will help the Underlying Asset track the relevant industry or sector.

•
Lack of liquidity. — The notes will not be listed on any securities exchange.  BMOCM may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which BMOCM is willing to buy the notes.

•
Hedging and trading activities. — We or any of our affiliates may carry out hedging activities related to the notes, including purchasing or selling the securities included in the Underlying Asset, or futures or options relating to the Underlying Asset, or other derivative instruments with returns linked or related to changes in the performance of the Underlying Asset. We or our affiliates may also engage in trading of shares of the Underlying Asset or securities included in the Underlying Index from time to time. Any of these hedging or trading activities on or prior to the pricing date and during the term of the notes could adversely affect our payment to you at maturity.

•
Many economic and market factors will influence the value of the notes. — In addition to the price of the Underlying Asset and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, and which are described in more detail in the product supplement.

•
You must rely on your own evaluation of the merits of an investment linked to the Underlying Asset.  —   In the ordinary course of their businesses, our affiliates from time to time may express views on expected movements in the price of the Underlying Asset or the securities held by the Underlying Asset.  One or more of our affiliates have published, and in the future may publish, research reports that express views on the Underlying Asset or the notes.  However, these views are subject to change from time to time.  Moreover, other professionals who deal in the markets relating to the Underlying Asset at any time may have significantly different views from those of our affiliates.  You are encouraged to derive information concerning the Underlying Asset from multiple sources, and you should not rely on the views expressed by our affiliates.

Neither the offering of the notes nor any views which our affiliates from time to time may express in the ordinary course of their businesses constitutes a recommendation as to the merits of an investment in the notes.

•
Significant aspects of the tax treatment of the notes are uncertain.  — The tax treatment of the notes is uncertain.  We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this pricing supplement.

The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the notes even though that holder will not receive any payments with respect to the notes until maturity and whether all or part of the gain a holder may recognize upon sale or maturity of an instrument such as the notes could be treated as ordinary income.  The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the section entitled “U.S. Federal Tax Information” in this pricing supplement, the section entitled “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations” in the accompanying product supplement, the section “United States Federal Income Taxation” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

Hypothetical Return on the Notes at Maturity

The following table and examples illustrate the hypothetical return at maturity on a $1,000 investment in a hypothetical issuance of a note.  The “return,” as used in this section is the number, expressed as a percentage, which results from comparing the payment at maturity per $1,000 in principal amount of the notes to $1,000.  The hypothetical total returns set forth below are based on a hypothetical Initial Level of 100.00, and a hypothetical Barrier Level of 74.00% of the Initial Level, the midpoint of the Barrier Level range of [72.00%-76.00%] The hypothetical returns set forth below are for illustrative purposes only and may not be the actual returns applicable to investors in the notes.  The numbers appearing in the following table and in the examples below have been rounded for ease of analysis.

		If a Barrier Event has Not Occurred		If a Barrier Event has Occurred
Hypothetical Final Level	Percentage Change	Return on the Notes	Payment at Maturity	Return on the Notes	Payment at Maturity
10.00	-90.00%	N/A	N/A	-90.00%	$100.00
20.00	-80.00%	N/A	N/A	-80.00%	$200.00
30.00	-70.00%	N/A	N/A	-70.00%	$300.00
40.00	-60.00%	N/A	N/A	-60.00%	$400.00
50.00	-50.00%	N/A	N/A	-50.00%	$500.00
60.00	-40.00%	N/A	N/A	-40.00%	$600.00
70.00	-30.00%	N/A	N/A	-30.00%	$700.00
74.00	-26.00%	26.00%	$1,260.00	-26.00%	$740.00
75.00	-25.00%	25.00%	$1,250.00	-25.00%	$750.00
80.00	-20.00%	20.00%	$1,200.00	-20.00%	$800.00
90.00	-10.00%	10.00%	$1,100.00	-10.00%	$900.00
100.00	0.00%	0.00%	$1,000.00	0.00%	$1,000.00
110.00	10.00%	10.00%	$1,100.00	10.00%	$1,100.00
120.00	20.00%	20.00%	$1,200.00	20.00%	$1,200.00
130.00	30.00%	30.00%	$1,300.00	30.00%	$1,300.00
140.00	40.00%	40.00%	$1,400.00	40.00%	$1,400.00
150.00	50.00%	50.00%	$1,500.00	50.00%	$1,500.00

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the returns set forth in the table above are calculated.

Example 1: The price of the Underlying Asset decreases from the hypothetical Initial Level of 100.00 to a hypothetical Final Level of 55.00, representing a Percentage Change of -45%.  Because the Percentage Change is negative and the hypothetical Final Level of 55.00 is less than the hypothetical Barrier Level, the investor receives a payment at maturity of $550 per $1,000 in principal amount of the notes, calculated as follows:

Principal Amount + (Principal Amount x Percentage Change) = Payment at Maturity

$1,000 + ($1,000 x -45%) = $550

Example 2: The price of the Underlying Asset decreases from the hypothetical Initial Level of 100.00 to a hypothetical Final Level of 90.00, representing a Percentage Change of -10%, and a Barrier Event has occurred during the Monitoring Period.  Because the hypothetical Final Level of 90.00 is less than the hypothetical Initial Level and a Barrier Event has occurred, the investor receives a payment at maturity of $900 per $1,000 in principal amount of the notes, calculated as follows:

Principal Amount + [Principal Amount x Percentage Change] = Payment at Maturity

$1,000 + [$1,000 × -10%] = $900

Example 3: The price of the Underlying Asset decreases from the hypothetical Initial Level of 100.00 to a hypothetical Final Level of 90.00, representing a Percentage Change of -10%, but a Barrier Event has not occurred during the Monitoring Period.  Because the hypothetical Final Level of 90.00 is less than the hypothetical Initial Level and a Barrier Event has not occurred, the investor receives a payment at maturity of $1,100 per $1,000 in principal amount of the notes, calculated as follows:

Principal Amount + [-1 x Principal Amount x Percentage Change] = Payment at Maturity

$1,000 + [-1 x $1,000 x -10%] = $1,100

In this case, you will receive a positive return on the notes, even though the price of the Underlying Asset has declined.

Example 4: The price of the Underlying Asset increases from the hypothetical Initial Level of 100.00 to a hypothetical Final Level of 130.00, representing a Percentage Change of 30%.  Because the hypothetical Final Level of 130.00 is greater than the hypothetical Initial Level, the investor receives a payment at maturity of $1,300 per $1,000 in principal amount of the notes, calculated as follows:

Principal Amount + [Principal Amount x Percentage Change] = Payment at Maturity

$1,000 + [$1,000 x 30%] = $1,300

U.S. Federal Tax Information

By purchasing the notes, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat each note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product supplement under “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations,” which applies to the notes.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-United States holder (as defined in the product supplement).  Under recently proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the notes, may be treated as dividend equivalents.  If enacted in their current form, the regulations will impose a withholding tax on payments made on the notes on or after January 1, 2014 that are treated as dividend equivalents.  In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.  Further, non-United States holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the notes in order to minimize or avoid U.S. withholding taxes.

The Treasury Department has issued final regulations affecting the legislation enacted on March 18, 2010 and discussed in the product supplement under “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations—Legislation Affecting Taxation of Notes Held By or Through Foreign Entities.”  Pursuant to the final regulations, withholding requirements with respect to the notes will generally begin no earlier than January 1, 2014. Additionally, the withholding tax will not be imposed on payments pursuant to obligations outstanding on January 1, 2014.  Account holders subject to information reporting requirements pursuant to the legislation may include holders of the notes. Holders are urged to consult their own tax advisors regarding the implications of this legislation and subsequent guidance on their investment in the notes.

Supplemental Plan of Distribution (Conflicts of Interest)

BMOCM will purchase the notes from us at the purchase price set forth on the cover page of this pricing supplement, and will not receive a commission in connection with such sales. BMOCM has informed us that, as part of its distribution of the notes, it will reoffer the notes to other dealers who will sell them.  Each such dealer, or further engaged by a dealer to whom BMOCM reoffers the notes, is expected to purchase the notes at a price equal to 100% of the principal amount.

We own, directly or indirectly, all of the outstanding equity securities of BMOCM, the agent for this offering.  In accordance with FINRA Rule 5121, BMOCM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

We reserve the right to withdraw, cancel or modify the offering of the notes and to reject orders in whole or in part.  You may cancel any order for the notes prior to its acceptance.

You should not construe the offering of the notes as a recommendation of the merits of acquiring an investment linked to the Underlying Asset or as to the suitability of an investment in the notes.

BMOCM may, but is not obligated to, make a market in the notes. BMOCM will determine any secondary market prices that it is prepared to offer in its sole discretion.

We may use this pricing supplement in the initial sale of notes. In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless BMOCM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by BMOCM in a market-making transaction.

The Underlying Asset

We have derived the following information regarding the Underlying Asset from publicly available documents published by BlackRock. We have not independently verified the accuracy or completeness of the following information. We are not affiliated with the Underlying Asset and the Underlying Asset will have no obligation with respect to the notes. This pricing supplement relates only to the notes and does not relate to the shares of the Underlying Asset or any securities included in the Underlying Index. Neither we nor BMOCM participates in the preparation of the publicly available documents described below. Neither we nor BMOCM has made any due diligence inquiry with respect to the Underlying Asset in connection with the offering of the notes. There can be no assurance that all events occurring prior to the date of this pricing supplement, including events that would affect the accuracy or completeness of the publicly available documents described below, that would affect the trading prices of the shares of the Underlying Asset have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Asset could affect the value of the shares of the Underlying Asset on the valuation date and therefore could affect the payment at maturity.

Information concerning the Underlying Asset filed with the SEC by iShares under the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively. Information provided to or filed with the SEC can be inspected and copied at the public reference facility maintained by the SEC or through the SEC’s website at www.sec.gov. None of this publicly available information is incorporated by reference into this pricing supplement.

The selection of the Underlying Asset relating to the notes is not a recommendation to buy or sell the shares of the Underlying Assets. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the Underlying Asset.

iShares® MSCI Emerging Markets Index Fund

“iShares®” and “BlackRock” are registered trademarks of BlackRock. The notes are not sponsored, endorsed, sold, or promoted by BlackRock, or by any of the iShares® Funds. Neither BlackRock nor the iShares® Funds make any representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. Neither BlackRock nor the iShares® Funds shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the notes or in connection with our use of information about the Underlying Asset Issuer or any of the iShares® Funds.

iShares consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund. The fund is intended to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of its Underlying Index, the MSCI Emerging Markets Index. This Underlying Asset trades on NYSE Arca under the ticker symbol “EEM”. The fund typically earns income dividends from securities included in the MSCI Emerging Markets Index. These amounts, net of expenses and taxes (if applicable), are passed along to the fund’s shareholders as “ordinary income.” In addition, the iShares® MSCI Emerging Markets Index Fund realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because your notes are linked only to the share price of the fund, you will not be entitled to receive income, dividend, or capital gain distributions from the fund or any equivalent payments

The Underlying Index is intended to measure equity market performance in the global emerging markets. The MSCI Emerging Markets Index is a free float-adjusted market capitalization index with a base date of December 31, 1987 and an initial value of 100. Underlying Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The Underlying Index consists of the following 21 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia,  Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand, and Turkey. As of February 26, 2013, the five largest country weights were China (17.52%), South Korea (15.13%), Brazil (12.60%), Taiwan (10.75%), and South Africa (7.33%), and the five largest sector weights were Financials (26.77%), Information Technology (14.06%), Energy (11.99%), Materials (11.23%), and Consumer Staples (8.99%).

The Underlying Index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices. MSCI Inc. (“MSCI”) is the Index Sponsor of the Underlying Index.

General - MSCI Indices

MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets.

MSCI enhanced the methodology used in its MSCI International Equity Indices. The MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, transitioned to the global investable market indices methodology described below. The transition was completed at the end of May 2008. The Enhanced MSCI Standard Indices are composed of the MSCI Large Cap and Mid Cap Indices. The MSCI Global Small Cap Index transitioned to the MSCI Small Cap Index resulting from the Global Investable Market Indices methodology and contains no overlap with constituents of the transitioned MSCI Standard Indices. Together, the relevant MSCI Large Cap, Mid Cap, and Small Cap Indices will make up the MSCI investable market index for each country, composite, sector, and style index that MSCI offers.

Constructing the MSCI Global Investable Market Indices.  MSCI undertakes an index construction process, which involves:

•	defining the equity universe;

•	determining the market investable equity universe for each market;

•	determining market capitalization size segments for each market;

•	applying index continuity rules for the MSCI Standard Index;

•	creating style segments within each size segment within each market; and

•	classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe.  The equity universe is defined by:

•
Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the equity universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.

•	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.

Determining the Market Investable Equity Universes.  A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.

The investability screens used to determine the investable equity universe in each market are as follows:

•
Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

•
Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

•
DM and EM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float-adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of a DM, and a minimum liquidity level of 15% of three- and twelve-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of an EM.

•
Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

•
Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a semi−annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi−Annual Index Review.

Defining Market Capitalization Size Segments for Each Market.  Once a market investable equity universe is defined, it is segmented into the following size−based indices:

•	Investable Market Index (Large + Mid + Small);

•	Standard Index (Large + Mid);

•	Large Cap Index;

•	Mid Cap Index; or

•	Small Cap Index.

Creating the size segment indices in each market involves the following steps:

•	defining the market coverage target range for each size segment;

•	determining the global minimum size range for each size segment;

•	determining the market size−segment cutoffs and associated segment number of companies;

•	assigning companies to the size segments; and

•	applying final size−segment investability requirements.

Index Continuity Rules for the Standard Indices.  In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

Creating Style Indices within Each Size Segment.  All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the GICS. Under the GICS, each company is assigned to one sub−industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

Index Maintenance

The MSCI global investable market indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability, and low index turnover. In particular, index maintenance involves:

(i)	Semi−Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

•	updating the indices on the basis of a fully refreshed equity universe;

•	taking buffer rules into consideration for migration of securities across size and style segments; and

•	updating FIFs and Number of Shares (“NOS”).

(ii)	Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:

•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;

•	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and

•	reflecting the impact of significant market events on FIFs and updating NOS.

(iii)
Ongoing Event−Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Neither we nor any of our affiliates, including BMOCM, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in the MSCI Emerging Markets Index, or any successor to the index. MSCI does not guarantee the accuracy or the completeness of the MSCI Emerging Markets Index, or any data included in the index. MSCI assumes no liability for any errors, omissions, or disruption in the calculation and dissemination of the MSCI Emerging Markets Index. MSCI disclaims all responsibility for any errors or omissions in the calculation and dissemination of the MSCI Emerging Markets Index, or the manner in which the index is applied in determining the amount payable on the notes at maturity.

Historical Information of the Underlying Asset

The following table sets forth the high and low closing prices for the Underlying Asset from the first quarter of 2010 through February 26, 2013.

The historical prices of the Underlying Asset are provided for informational purposes only. You should not take the historical prices of the Underlying Asset as an indication of its future performance, which may be better or worse than the prices set forth below.

Closing Prices of the iShares®MSCI Emerging Markets Index Fund

		High	Low
2010	First Quarter	43.22	36.83
	Second Quarter	43.98	36.16
	Third Quarter	44.77	37.59
	Fourth Quarter	48.58	44.77
2011	First Quarter	48.69	44.63
	Second Quarter	50.21	45.50
	Third Quarter	48.46	34.95
	Fourth Quarter	42.80	34.36
2012	First Quarter	44.76	38.23
	Second Quarter	43.54	36.68
	Third Quarter	42.37	37.42
	Fourth Quarter	44.35	40.14
2013	First Quarter (through February 26, 2013)	45.20	42.70